Exhibit 99(m)(2)

Amendment to Selected Dealer Agreement

          This Amendment to the Selected Dealer Agreement (the “Agreement”) is made between you and M.J. Whitman LLC (“MJW”), and shall become effective December 31, 2009 (“Effective Date”).

          WHEREAS, pursuant to the Agreement, MJW serves as Distributor of the shares of the series (and any classes thereof) of Third Avenue Trust; and

          WHEREAS, Section 16 of the Agreement provides that the Agreement may be amended by MJW upon notice to you.

NOW THEREFORE, MJW amends the Agreement hereby, agree as follows:

The following schedule contained in Exhibit A of the Agreement shall be deleted in its entirety and replaced with the following:

Portfolios

Fund Name	CUSIP	Ticker

Third Avenue Value Fund Institutional Class (f/k/a Third Avenue Value Fund)	884116104	TAVFX
Third Avenue Small-Cap Value Fund Institutional Class (f/k/a Third Avenue Small-Cap Value Fund)	884116203	TASCX
Third Avenue Real Estate Value Fund Institutional Class (f/k/a Third Avenue Real Estate Value Fund)	884116401	TAREX
Third Avenue International Value Fund Institutional Class (f/k/a Third Avenue International Value Fund	884116500	TAVIX
Third Avenue Focused Credit Fund Institutional Class	884116708	TFCIX
Third Avenue Value Fund Investor Class	884116807	TVFVX
Third Avenue Small-Cap Value Fund Investor Class	884116880	TVSVX
Third Avenue Real Estate Value Fund Investor Class	884116872	TVRVX
Third Avenue International Value Fund Investor Class	884116864	TVIVX
Third Avenue Focused Credit Fund Investor Class	884116609	TFCVX

Except as expressly modified or amended hereby, the Agreement is hereby ratified, affirmed and adopted, remaining in full force and effect. This Amendment, like the Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware.